Exhibit 10(o)

TCF FINANCIAL CORPORATION

2011 MANAGEMENT INCENTIVE PLAN - EXECUTIVE

1.             This TCF Financial Corporation 2011 Management Incentive Plan — Executive (this “Plan”) is effective for the 2011 fiscal year of TCF Financial Corporation (“TCF Financial”).  This Plan is subject to the terms and conditions of the TCF Performance-Based Compensation Policy for Covered Executive Officers (the “Performance-Based Plan”) in the event the participant is a “Covered Executive Officer” (as defined in the Performance-Based Plan).

2.             Each participant in this Plan shall be given a copy of this Plan and be required to sign an acknowledgment of its terms.  The participants in the Plan are those approved by the Compensation/Nominating/Corporate Governance Committee (the “Committee”).

3.             All participants will be initially evaluated by the Chief Executive Officer of TCF Financial (the “CEO”) who will forward all recommendations to the Committee for approval.  The Committee evaluates the performance of the CEO.  The Committee will consider and evaluate all matters it deems appropriate in its sole discretion, subject to limits imposed on such discretion under the Performance-Based Plan.  Evaluations will be performed pursuant to the terms of the Performance-Based Plan in the case of Covered Executive Officers.

4.             The awards (subject to paragraph 5) are based on TCF Financial’s return on average common equity (“ROCE”) for fiscal year 2011 as compared to members of TCF’s peer group of institutions who have reported fiscal year 2011 results by January 31, 2011 (as such peer group applicable to fiscal year 2011 is disclosed and described in the proxy statement)(the “Peer Group”).   If TCF Financial achieves a ROCE which exceeds the mean ROCE of its Peer Group for 2011, the cash bonus will be 100% of such participant’s base salary (as in effect on January 19, 2011).  ROCE will be calculated as provided in the Performance-Based Plan.  In the event that the ROCE definition in the Performance-Based Plan is not approved by stockholders at the 2011 annual meeting, the ROCE goal will be ROE as defined in the previously-approved Performance-Based Plan.

5.             The Committee may in its discretion, reduce or eliminate the amount of the incentive determined under paragraph 4 of this Plan, for any reason.  The Committee has authority to make interpretations under this Plan and to approve the calculations under paragraph 4.  Incentive compensation under this Plan will be paid in cash as soon as possible following approval of awards by the Committee, but no later than March 15, 2012.  The participant need not be employed by TCF Financial (or the same subsidiary as employed by on the date of this Plan) after December 31, 2011 in order to receive payment under the Plan.

6.             The Committee may amend this Plan from time to time as it deems appropriate, except that any such amendment shall be in writing and signed by both TCF Financial and the participant and no amendment may contravene requirements of the Performance-Based Plan.  This Plan shall not be construed as a contract of employment, nor shall it be considered a term of employment, nor as a binding contract to pay awards.

7.             This Plan is effective for service on or after January 1, 2011.

8.             While the participant is actively employed with TCF Financial or any of its subsidiaries, and, in the event of termination of employment by TCF Financial or any of its subsidiaries or the participant for any reason for a period of one year after the participant’s termination of employment, the participant agrees that, except with the prior written approval of the Committee, the participant will not offer to hire, entice away, or in any manner attempt to persuade any officer, employee, or agent of TCF Financial or any of its subsidiaries to discontinue his or her relationship with TCF Financial or any of its subsidiaries nor will the participant directly or indirectly solicit, divert, take away or attempt to solicit business of TCF Financial or any of its subsidiaries as to which the participant has acquired any knowledge during the term of the participant’s employment with TCF Financial or any of its subsidiaries.

Acknowledgement

I have received, read, and acknowledge the terms of the foregoing Plan.

Date	Signature